EXHIBIT 10.1

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization ("Agreement") supercedes and replaces that Agreement of Merger between the parties made and entered into as of December 31, 2019 (the "Effective Date"), by and among Prime Time Live, Inc. , a Colorado corporation, with its principal office at 5770 S. Beech Court, Greenwood Village, Co. 80121 ("PTL"), and Bio Lab Naturals, Inc., a Delaware Corporation with its principal office at 6764 S. Yates Ct. Littleton, Colorado (" BLAB"), and PTL Acquisition Sub, Inc.., a wholly-owned subsidiary of BLAB, domiciled in Colorado ("Acquisition Sub"). Each of BLAB, PTL and Acquisition Sub is referred to herein individually as the "Parties."

RECITALS

A.                  This reorganization, pursuant to which Acquisition Sub will acquire the assets and business of PTL and PTL Acquisition Sub will survive, will produce the result of which the entire issued share capital of PTL (the "PTL Shares") will be exchanged for and deemed for all purposes to represent shares of common stock, par value $0.0001 per share, of BLAB upon the terms and subject to the conditions set forth in this Agreement.

B.                 The Parties intend that the Reorganization contemplated by this Agreement will qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Tax Code").

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

Section 1. Definitions. Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.

Section 2. The Reorganization.

(a)                 Effecting the Reorganization. Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time (as hereinafter defined), (i) the assets of PTL shall be transferred to PTL Acquisition Sub (the "Reorganization"); (ii) the separate corporate existence of PTL shall thereupon cease and PTL Acquisition Sub will own the assets as the wholly-owned subsidiary of BLAB (sometimes referred to herein as the "Surviving Subsidiary"), (iii) all the properties, rights and privileges, and power of PTL, shall vest in the PTL Acquisition Sub., and all debts, liabilities and duties of PTL shall become the debts, liabilities and duties of PTL Acquisition Sub, and (iv) each share of common stock of PTL issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of the Surviving Subsidiary's common stock.

(b)	Effect on Capital Stock.

Conversion of PTL Shares. At the Effective Time, each PTL Share issued and outstanding on the Closing Date (as defined in Section 3, below) shall, by virtue of the Reorganization and without any action on the part of PTL, BLAB, Acquisition Sub, or the holders of the PTL Shares as of the Closing Date (the "Original Holders"), be converted into and will become one share of validly issued, fully paid and non-assessable common stock of BLAB (the "Share Ratio") such that the Original Holders will be issued a total of five million five hundred thousand (5,500,000) common shares of BLAB (the "BLAB Common Stock"), and such shares

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shall be distributed pro rata to the holders of the PTL common stock subject to the receipt of Exchange Agreements with representations, in the form attached hereto as Schedule 1. All shares of BLAB Common Stock issued upon the exchange of PTL Shares in accordance with the terms hereof shall (i) contain a restricted securities legend in compliance with the Securities Act and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such PTL Shares. There shall be no further registration of transfers on the stock transfer books of PTL of the PTL Shares that were outstanding immediately prior to the Effective Time.

Cancellation of PTL Shares. At the Effective Time, the PTL Shares will be deemed canceled and retired and will cease to exist, and each holder of a certificate for PTL Shares will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original stock certificate representing PTL Shares, BLAB will deliver a stock certificate for shares of BLAB Common Stock to which such person is entitled pursuant to the Share Ratio, bearing any necessary or appropriate restrictive legend. PTL shall thereafter be dissolved.

(c)                 Reorganization. The Parties intend to adopt this Agreement and the Reorganization as a plan of reorganization under Section 368(a) of the Tax Code. The shares of BLAB Common Stock issued in the Reorganization will be issued solely in exchange for PTL Shares, and no other transaction other than the Reorganization represents, provides for or is intended to be an adjustment to the consideration paid for the PTL Shares. No consideration that could constitute "other property" within the meaning of Section 356(b) of the Tax Code is being transferred by BLAB for PTL Shares in the Reorganization. The parties shall not take a position on any tax return inconsistent with this Section 2(c).

(d)                Further Actions. If at any time after the Effective Time, BLAB or PTL reasonably determines that any deeds, assignments, or instruments, or conformations of transfer are necessary or desirable to carry out the purposes of this Agreement, the officers and directors of BLAB and PTL are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable actions.

(e)                 Options: There are Options for common shares of PTL outstanding, which shall be assumed in the transaction, by BLAB for conversion to Common stock (Schedule 4).

(f)       Lock-up Shares. The shares of BLAB Common Stock issued to the PTL Inside Shareholders (as defined below) shall be locked up for twelve (12) months after the Closing Date pursuant to the terms of the lock-up agreement which shall be substantially in the form of Exhibit A attached hereto ("Lock-Up Agreement"). "PTL Inside Shareholders" shall be defined as PTL's officers, directors, employees, affiliates (ten percent (10%) shareholders, and any affiliates of each of those parties. The company may release portions of any such shares from the lockup in accordance with any Form 1-A or Registration under the '33 Act. filed for portions of the insider shares.

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(g)	Registration Rights.

(i)                 BLAB shall file a Form 1-A within 60 days after closing, for the common shares of BLAB, including any shares convertible from Preferred stock to common stock and pursue such filing to effectiveness, subject to adverse material events in the business of Prime Time Live, and adverse market conditions. BLAB shall have the right to terminate or withdraw any registration initiated by it for PTL stock under this Section 2(g) before the effective date of such registration, in the event of adverse market conditions, or due to material changes in the business of Prime Time Live, Inc.

(ii)               All expenses (other than underwriting discounts and commissions and stock transfer taxes and fees) incurred in connection with a registration pursuant to Section 2(g) including, without limitation, registration, filing and qualification fees, printers' and accounting fees, audit fees, and legal fees and costs of securities counsel for BLAB shall be borne by BLAB, post-reorganization. (Such fees are NOT included in any compensation shares to any party.)

(iv)       The covenants contained herein above shall survive the closing and shall be enforceable by an action by shareholders for injunction, or damages, whether or not contained a separate agreement.

Section 3. Closing.

(i)                  Closing Date. On the terms and subject to the conditions of this Agreement, the closing of the Reorganization (the "Closing") shall be deemed effective on December 31, 2019, even if closed in escrow so that some of the conditions can be subsequently met and any document deliveries may be made using the Effective date of Dec. 31, 2019, regardless of the actual date of delivery. All document deliveries must be made on or before Feb. 15, 2020, or this agreement shall expire. (the "Closing Date").

G)          Documents to be Delivered by BLAB. On or before the Closing, BLAB will deliver or cause to be delivered to PTL:

(i)   all consents or approvals required to be obtained by BLAB for the purposes of completing the Plan of Reorganization;

(ii)                a certified copy of a resolution of the directors of BLAB dated as of the Closing Date appointing specified new Officers, designated by PTL, which shall include one person-full or part time-who is qualified to act as CFO for the purposes of keeping all accounting records in accordance with SEC Rules and regulations for audits on a current basis;

(iii)    certified copies of such resolutions of the directors of BLAB as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

Section 4. Current Directors and Officers of BLAB. The Officers of BLAB shall resign effective upon the appointment of the new Officers, designated by PTL. The Current Director of BLAB shall remain as the sole director until the completion of a reorganization with a NASDAQ qualified company, within six months from the date hereof. Should a reorganization with a NASDAQ qualified company not be accomplished within six months from the closing hereof, then the Board of BLAB may take whatever actions it deems appropriate and in the interest of shareholders at such time,

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including appointing additional directors, of the Board's choice. Officers shall be appointed by subsequent minutes, as deemed appropriate.

Section 5. PTL's Representations and Warranties. PTL represents and warrants to BLAB that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by PTL to BLAB (the " PTL Schedule"), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a)   Organization. PTL is a corporation validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. PTL is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of the Certificate of Incorporation of PTL, as amended to date, each as currently in effect, have been made available to BLAB, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. PTL is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b)	Capitalization.

(i)  PTL's authorized capital consists solely of 100,000,000 PTL common Shares, and 5,700,000 Common shares are outstanding as of date hereof).

(ii)  There are 5,700,000 PTL common shares outstanding and no other authorized or issued PTL Common Shares or other measure of capital ownership of PTL, except stock options under the current plan for employees. There are no agreements, arrangements or understandings to which PTL is a party (written or oral) to issue any other PTL Shares or other measures of capital ownership of PTL. All of the outstanding PTL Shares were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii)	Except as provided in the PTL Schedule (Schedule 4), there are no outstanding

(A) options, warrants, or other rights to purchase from PTL any PTL Shares or other measures of capital ownership of PTL; (B) debt securities or instruments convertible into or exchangeable for PTL Shares or other measures of capital ownership of PTL; or (C) commitments of any kind for the issuance of additional PTL Shares or options, warrants or other securities of PTL.

There are no options or other rights to acquire such Shares or other measures of capital ownership and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any PTL Shares or other measures of capital ownership of PTL created by statute, the Certificate of Incorporation or Bylaws, or any agreement or other arrangement to which PTL is a party or to which it is bound and there are no agreements, arrangements or understandings to which PTL is a party (written or

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oral) pursuant to which PTL has the right to elect to satisfy any liability by issuing any PTL Shares or other measures of capital ownership of PTL.

(v) Other than the Bylaws, PTL is not a party or subject to any agreement or understanding, and, to PTL's knowledge, there is no agreement, arrangement or understanding between or among any persons which affects, restricts or relates to voting, giving of written consents, distributions, allocation of profits and losses, or transferability of Shares or other measures of capital ownership of PTL, including any voting trust agreement or proxy.

(c)                Authorization. PTL has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PTL and the consummation by PTL of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and/or stockholder action by PTL and no other corporate proceedings on the part of PTL and no other stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PTL. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which PTL is a party constitute the valid and legally binding obligations of PTL, enforceable against PTL in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by PTL of this Agreement and the agreements provided for herein, and the consummation by PTL of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Certificate of Incorporation or Bylaws of PTL, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of PTL pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which PTL is a party or by which PTL or any of its properties is or may be bound; or (iii) to PTL's Knowledge, violate the provisions of any law, rule or regulation applicable to PTL, except where such violation would not reasonably be expected to have an Adverse Effect.

(d)                No Conflict. The execution and delivery of this Agreement by PTL does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of PTL pursuant to; any material agreement of PTL or other instrument or obligation of PTL.

(e)                 Litigation. There is no action, suit, legal or administrative proceeding or investigation pending or, to PTL's Knowledge, threatened against or involving PTL (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to PTL's Knowledge enjoining or requiring PTL to take any action of any kind with respect to its business, assets or properties.

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(f)                    Insurance. The PTL Schedule contains a listing of all current PTL insurance policies. To PTL's Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for PTL's business, and to PTL's Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

(g)                Personal Property. PTL has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due. Such property is used by PTL in the ordinary course of its business and is sufficient for continued conduct of PTL's business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

(h)                Intangible Property. PTL owns, or possesses, adequate licenses or other valid rights to use all existing United States and foreign patents, trade names, service marks, copyrights, trade secrets, and applications therefor listed in the PTL Schedule, which are material to its business as currently conducted (the "PTL Intellectual Property Rights"), except where the failure to have such PTL Intellectual Property Rights would not reasonably be expected to have an Adverse Effect. PTL has the right and authority to use, and to continue to use such PTL

(i)                  Intellectual Property Rights after the Closing Date, such property in connection with the conduct of its business in the manner presently conducted, and to its Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other person, subject to the outcome of the PTL Litigation.

(j)                  Real Property. Except as specified on the PTL Schedule, PTL is not a party to any material lease agreements and does not have any interests in any parcel of real property, improved or otherwise.

(k)                Tax Matters. Within the times and in the manner prescribed by law, PTL has filed, or will have filed, all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed. PTL has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of PTL are currently in progress or threatened and no deficiencies have been asserted or to PTL's Knowledge assessed against PTL as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(1) Books and Records, and Audit. The general ledger and books of account of PTL, all minute books of PTL, all federal, state and local income, franchise, property and other tax returns filed by PTL, all of which have been made available to BLAB, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations, except as would reasonably be expected to have an Adverse Effect. The financial statements of PTL shall be audited by Ben F. Borgers, CPAs in accordance with GAAP, and all SEC rules and regulations, so

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as to promptly afford BLAB the opportunity to file its Offering Statement or Registration Statement under the Securities Act of 1933. PTL shall pay such charges.

(m)      Contracts and Commitments. The PTL Schedule lists all material contracts and agreements to which PTL is a party, whether written or oral, other than those between PTL and BLAB. Each such contract is a valid and binding agreement of PTL, enforceable against PTL in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties. PTL has materially complied with all obligations required pursuant to such contracts to have been performed by PTL on its part and neither PTL nor, to PTL's Knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

(n)                Compliance with Laws. PTL has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect. To PTL's Knowledge, PTL is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(o)                 Employee Benefit Plans. Except as specified on the PTL Schedule, PTL has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee.

(p)                Indebtedness to and from Affiliates. PTL is not indebted, directly or to PTL's Knowledge indirectly, to any officer, director or affiliate (10%) stockholder of PTL in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to PTL except for advances made to employees of PTL in the ordinary course of business to meet reimbursable business expenses.

(q)                 Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by PTL and that are necessary for the execution and delivery by PTL of this Agreement or any documents to be executed and delivered by PTL in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(r)                  No Brokers. No broker or finder has acted for PTL in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of PTL.

(s)                 Disclosure. The information concerning PTL set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the

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statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(t)                  Tax Treatment. Neither PTL nor, to the Knowledge of PTL, any of its Affiliates has taken or agreed to take action that would prevent the Reorganization from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

(u)                 Absence of Liabilities. Except as set forth on PTL's balance sheet PTL does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $1,000.

Section 6. BLAB's, Acquisition Sub's Representations and Warranties. Each of BLAB, and Acquisition Sub represents and warrants to PTL, the surviving corporation, that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by Acquisition Sub to PTL (the "BLAB Schedule"), arranged in sections corresponding to the paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a)	Organization.

(i)                    BLAB is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. BLAB is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of its Articles of Incorporation and Bylaws, as amended to date, have been made available to PTL, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. BLAB is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(ii)          Acquisition Sub is a corporation validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of its Certificate of Incorporation and Bylaws have been made available to PTL, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Acquisition Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b)	Capitalization.

(i)                   Acquisition Sub. PTL Acquisition Corp. has 1,000 shares authorized and 1,000 shares issued and outstanding to BLAB.

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(ii)                BLAB's authorized capital stock consists of 1,000,000,000 shares of common stock, and 9,308,566 shares of Common Stock are issued and outstanding and 10,000,000 shares of Preferred stock are authorized There will be, at closing, three million (3,000,000) common shares (approximately) of common stock issued and outstanding of BLAB, and 500,000 shares of Series A Super Majority Voting Preferred Convertible Stock issued and outstanding to Ed Nichols and M. A. Littman equally, or if no reorganization is completed, then such will be cancelled, and 2,000 Series AA Preferred Shares are held in treasury for cancellation and approximately 6,556,539 shares of common stock of BLAB are deemed held by BLAB for cancellation pursuant to a Rescission Agreement, and such shares will be cancelled prior to closing hereunder. All of the issued and outstanding shares of common stock of BLAB were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii)         Except as shown on the Schedule 6.(b) iii attached hereto, there are no outstanding (A) options, warrants, or other rights to purchase from BLAB any capital stock of BLAB or Acquisition Sub; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of BLAB or Acquisition Sub.

(iv)                BLAB owns all of the outstanding capital stock of Acquisition Sub, 1,000 shares, free and clear of all liens or other encumbrances.

(c)                No Subsidiaries. Except for Acquisition Sub and as provided in the BLAB Schedule, BLAB does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d)                Authorization. Each of BLAB and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BLAB and Acquisition Sub and the consummation by BLAB and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by BLAB or Acquisition Sub, respectively, and no other corporate proceedings on the part of BLAB or Acquisition Sub, respectively, and no stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BLAB and Acquisition Sub. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which BLAB or Acquisition Sub is a party constitute the valid and legally binding obligations of BLAB and Acquisition Sub, respectively, enforceable against BLAB and Acquisition Sub, respectively, in accordance with their terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by BLAB and Acquisition Sub of this Agreement and the agreements provided for herein, and the consummation by BLAB and Acquisition Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of BLAB, the Certificate of Incorporation or Bylaws of Acquisition Sub, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator;

(ii)	conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of BLAB or Acquisition Sub pursuant to, any
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indenture, mortgage, deed of trust or other instrument or agreement to which BLAB or Acquisition Sub is a party or by which BLAB Acquisition Sub or any of their respective properties is or may be bound; or (iii) to BLAB's or Acquisition Sub's 's Knowledge, violate the provisions of any law, rule or regulation applicable to BLAB or Acquisition Sub, except where such violation would not reasonably be expected to have an Adverse Effect.

(e)                No Conflict. The execution and delivery of s Agreement by BLAB or Acquisition Sub does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of BLAB or Acquisition Sub pursuant to any material agreement of BLAB or Acquisition Sub or other instrument or obligation of BLAB or Acquisition Sub.

(f)                 Absence of Liabilities. Acquisition Sub does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $1,000. BLAB owes a total of $25,000 plus accrued interest to Kyle Isreal, for payment made to the prior Transfer agent, which shall be converted to common stock of PTL at

$.1250 per share concurrent with the closing and exchanged for BLAB shares thereupon..

(g)                Tax Treatment. Neither BLAB nor, to the Knowledge of BLAB, any of its Affiliates has taken or agreed to take action that would prevent the Reorganization from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Section 7. Other Covenants and Agreements of the Parties.

(a)                   Acquisition Sub Consent of Stockholders. Acquisition Sub shall take all action necessary, in accordance with the Business Corporation Act of the State of Colorado, and its Certificate of Incorporation and Bylaws, to obtain the unanimous written consent of its stockholders as practicable. to approve the adoption and approval of this Agreement and the transactions contemplated hereby.

(b)          PTL Shareholders Approval. PTL shall take all action necessary, in accordance with the Corporation Law of the State of Colorado, and its Certificate of Incorporation and Bylaws, to obtain written consent of at least 51% of its shareholders, in lieu of a shareholder meeting to approve the adoption and approval of this Agreement and the transactions contemplated hereby.

(c)                          BLAB Compensation Arrangements. BLAB intends to enter into certain compensation arrangements with consultants of PTL concurrent with closing for services (2,000,000 Series B Preferred Convertible shares--convertible to common stock upon the completion of a reorganization with a target company,, within 6 months from the date hereof, otherwise redeemable for $50,000), as set forth on Schedule 2.

(d)           Expenses. Simultaneous with the execution PTL will pay a deposit for the expenses shown on Schedule 3, which shall be expended only for the purposes set forth.

Section 8. PTL's Conditions to the Reorganization. The obligation of PTL to effect the Reorganization shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by PTL:

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(a)      Each of the representations and warranties of BLAB and Acquisition Sub contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changed circumstances, or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect and at the Closing each of BLAB and Acquisition Sub shall have delivered to PTL a certificate to that effect;

(b)    Any governmental or third-party approvals required to effect the Reorganization shall have been obtained;

(c)    Each of BLAB and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing BLAB shall have delivered to PTL a certificate to that effect;

(d)    From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning BLAB or Acquisition Sub that has had or could be reasonably likely to have an Adverse Affect;

(e)      PTL shall have received a resolution from BLAB's Board of Directors, approving the Reorganization and authorizing the issuances of the shares of BLAB Common Stock hereto, and appointing the new directors, concurrent with the resignation of the prior directors.

(f)     The stockholder of Acquisition Sub (BLAB) and the stockholders of PTL shall have approved the principal terms of this Agreement, the Reorganization and the transactions contemplated herein in accordance with applicable law and their Certificate of Incorporation and Bylaws.

(g)    BLAB shall have changed its name to a name to be chosen by the Board to be effective upon approval by FINRA.

(h)     BLAB shall promptly, after closing, apply to the OTCQB, for listing in accordance with its rules and it shall obtain OTC approval as soon as possible after closing.

(i)       BLAB shall file with FINRA for the approval of a name change and a new symbol, concurrent with closing, to be made effective as soon as possible.

Section 9. BLAB's, Acquisition Sub's Conditions to the Reorganization. The obligations of BLAB and Acquisition Sub to effect the Reorganization shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by BLAB:

(a)                 Each of the representations and warranties of PTL contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect and at the Closing PTL shall have delivered to BLAB a certificate to that effect;

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(b)                   PTL shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing PTL shall have delivered to BLAB a certificate to that effect;

(c)                 From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance, or event concerning PTL that has had or could be reasonably likely to have an Adverse Affect;

(d)                       PTL shall have delivered to BLAB a complete and accurate PTL shareholder Schedule and such schedule shall have been approved by BLAB;

(e)                     PTL shall have delivered to BLAB audited balance sheets of PTL as of Dec 31, 2019, and the related statements of operations, changes in shareholders' equity and cash flows and footnotes from inception, in compliance with SEC rules and regulations, and GAAP.

(f)             At closing, PTL shall have delivered to BLAB an executed copy of the Lock-Up Agreement, duly executed by BLAB and each of the exchanging PTL shareholders who own ten per cent (10%) or more of the common stock of BLAB, post reorganization, except with the permission of the company in conjunction with the filing of a Registration Statement under the '33 Act, or a Form 1-A which may include a portion of the shares of the insiders.

Section 10. Indemnification of Directors and Officers. All rights to indemnification by PTL and BLAB existing in favor of each individual who is an officer or director of PTL or BLAB of the date of this Agreement (each such individual, an "Indemnified Person") for his acts and omissions as a director or officer of PTL or BLAB occurring prior to the Effective Time, as provided in PTL's Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement) or BLAB's Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) shall survive the Reorganization and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the Closing Date.

Section 11. Confidentiality. Each Party shall ensure that any nonpublic information provided to it by any other Party in confidence shall be treated as strictly confidential and that all such confidential information that each Party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other Party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving Party. Each such Party shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

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Section 12. Termination

(a)           This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Reorganization:

i.	by mutual written consent of BLAB and PTL;

ii.	by either BLAB or PTL if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Reorganization and such order, decree, ruling or other action shall have become final and nonappealable;

iii.	by either BLAB or PTL, so long as such Party is not in breach hereunder, if the Reorganization shall not have been consummated on or before closing date (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time of the Reorganization, in which event such party may not terminate this Agreement pursuant to this provision for a period of ten days following such party's cure of such failure); provided, however, that if either BLAB or PTL requests an extension of the Closing after this date and the other Party consents in writing, then neither Party may terminate this Agreement under this provision until the expiration of such extension period;

iv.

by BLAB, if there has been a material breach of this Agreement on the part of PTL of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by BLAB to PTL; or

v.

by PTL, if there has been a material breach of this Agreement on the part of BLAB of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by PTL to BLAB.

(b)              In the event of termination of this Agreement by either PTL or BLAB provided in this Section 12, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of BLAB or PTL, other than the provisions of the last sentence of Section 11 and this Section 12. Nothing contained in this Section 12 shall relieve any Party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 13. Miscellaneous.

(a)                 Survival. The representations and warranties of the Parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 13 shall survive the Effective Time.

(b)              Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior

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written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement or trading agreement.

(c)                 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d)                Notices. All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the Party to receive notice at the following addresses or at such other address as any Party may, by notice, direct:

To BLAB & Acquisition Sub: Bio Lab Naturals, Inc. PTL Acquistion Sub, Inc..

To PTL: Prime Time Live, Inc.

With a copy to: (which will not constitute notice):

Michael A. Littman

Attorney at Law

PO Box 1839

Arvada, CO 80001

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(e)                 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(f)                 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

(g)                 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign

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either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, which may be granted or withheld at the sole discretion of such other Parties. Any unauthorized assignment is void.

(h)                 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(i)                  Expenses. Each Party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such Party in connection with the transactions contemplated by this Agreement.

G) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of laws.

(k)              Counterparts: Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. Facsimiles and electronic copies in portable document format ("PDF") containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

(1)                Entire Agreement. This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the Parties on Closing represent the entire understanding and agreement between the Parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

(m) Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended by the Parties hereto except by execution of an instrument in writing signed on behalf of each of BLAB, PTL, and Acquisition Sub.

[Signature page to followJ

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

PRIME TIME LIVE, INC.

By:	/s/ Darrell Avey
Its:	Chief Executive Officer

PTL ACQUISITION Sub, Inc.

By:	W. Edward Nichols
Its:	Chief Executive Officer

BIO LAB NATURALS, INC.

By:	W. Edward Nichols
Its:	President

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Schedule 1-Exchange Agreement with Representations Schedule 2 Form of Series B Preferred Stock

Schedule 3-Expenses to be Paid

$10,000 for the DTC approval cost. (Delete this as we will have new Nasdaq company pay). If we decide to apply earlier we will incur the cost.

$ 7,500 for OTCPink application

Transfer Agent fees related to reorganization and cancellations -Estimated at $3,000 Recording fees for name change-approx-$500

Recording fees for Series A and B stock approx. $500 FINRA filing fee $500 for name and symbol change

Schedule 4-PTL Options and Warrants

Schedule 6 b (iii)

a)	Shares previously awarded for services in July- August of 2019, approximately 375,000 common shares and 25,000 for additional services thereafter.

b)	Shares for conversion of a $25,000 note of Kyle Isreal-200,000 common shares